EXHIBIT 99.1

The #1 Airborne Healthcare Company

Air Methods Provides 1st Quarter Update
Increased Weather Cancellations and Higher Maintenance and Fuel Costs to Affect Quarterly Results

DENVER, CO., April 22, 2008 -- Air Methods Corporation (NasdaqGS: AIRM), the largest air medical transportation company in the world, provided an update on first quarter 2008 results.

Based on preliminary 2008 first quarter results, total community-based patient transports were 10,570.  Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased 542 transports or 7%, while weather cancellations for these same bases increased by 642 transports or 30%, compared with the prior-year quarter.  These Same-Base Transports and weather cancellations exclude bases acquired from CJ Systems Aviation Group, Inc. (CJ) effective October 1, 2007.

The Company also announced that maintenance and fuel costs for the quarter were higher than anticipated and higher than levels experienced during the fourth quarter of 2007, the first full quarter of combined operations with CJ.  Maintenance expenditures per estimated flight hour increased 14% during the first quarter as compared with the fourth quarter of 2007 and resulted in approximately $2.5 million increased expense.  Fuel costs per community-based patient transport during the first quarter of 2008 were 39% higher than the first quarter of 2007.  This resulted in approximately $1 million increase in expense based on first quarter 2008 patient flight activity.

Offsetting these increases in flight cancellations and operating costs was $1.3 million in gains generated from disposition of aircraft.  These aircraft were sold during the first quarter of 2008 as part of the Company’s continuing fleet rejuvenation activities.

Based on preliminary results, the Company estimates that its fully diluted earnings will be between $0.17 and $0.20 per share for the quarter ended March 31, 2008.  The Company noted that these preliminary results are subject to final quarter-end closing and review procedures and are therefore subject to change.

Aaron Todd, CEO, stated, “While we are disappointed with the impact of these events on our quarterly results, variations in weather cancellations and maintenance events are common to our operations from quarter-to-quarter.   We continue to remain optimistic of our ability to achieve strong growth in year-over-year earnings per share dependent on more moderate weather cancellations and maintenance activities.  To compensate for the recent significant increases in fuel costs and to help offset the impact of these first quarter events, the Company will increase its charges for community-based transports by an average 7% effective May 1st.  Further increases will be considered during the remainder of 2008 should they be needed.”

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 330 helicopters and fixed wing aircraft.

 Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the integration of CJ into our existing operations, the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or Joe Dorame at Lytham Partners, LLC at (602) 889-9700.  Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.